Exhibit 99.1
Contact:
Neenah, Inc.
Kyle Anderson
Vice President, Corporate Strategy and Investor Relations
(678) 518-3278
investors@neenah.com

Neenah Reports Record Sales for the Third Quarter 2021

ALPHARETTA, GEORGIA — November 2, 2021 — Neenah, Inc. (NYSE:NP) today reported third quarter 2021 results.

Third Quarter Highlights
•Record net sales of $267.9 million were up 40 percent from prior year, with strong performance in each segment. Excluding the effects of the Itasa acquisition, net sales were 22 percent higher than prior year.
•Record net sales in Technical Products were led by organic growth in all product categories. Net sales were up 46 percent from prior year, including sales from the Itasa acquisition. Excluding the acquisition, quarterly sales were up 15 percent from prior year.
•Net sales in Fine Paper and Packaging were up 32 percent from prior year, driven by record sales in premium packaging and growth in consumer products.
•As expected, operating margin was pressured by unprecedented increases in input costs and supply chain disruptions, as well as the effects of flooding from Hurricane Ida at our Pennsylvania facility.
•Liquidity remained strong at $190 million as of September 30, 2021.
•Itasa was awarded the EcoVadis 2021 Gold Medal for Sustainability, a key designation demonstrating our commitment to sustainable manufacturing practices.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

"Neenah continues to deliver strong top-line performance, with growing demand for our products in both business segments. As expected, margins were impacted by rapidly escalating raw material and energy costs this quarter, as well as supply chain disruptions,” said Julie Schertell, Chief Executive Officer. “Neenah has historically demonstrated the ability to overcome input cost inflation with pricing actions, and we are executing on our plans to continue to recover our margins. At the same time, we are driving our long-term strategy to expand Neenah’s capabilities into larger, growing markets that value our unique technical capabilities.”

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $267.9 million in the third quarter of 2021 increased 40 percent compared with $190.7 million in the third quarter of 2020. The increase includes strong organic volume growth, pricing actions, and net sales from the Itasa acquisition of $36.0 million. The increase was slightly offset by lower value sales mix in Technical Products.

Selling, general and administrative (SG&A) expense of $26.1 million in the third quarter of 2021 increased $7.0 million compared with $19.1 million in the prior year. The majority of the increase was due to additional SG&A from the Itasa acquisition. Costs in 2020 were lower due to the significant actions taken to manage spending and temporarily reduce costs in areas such as marketing, travel and payroll.

Operating income of $11.4 million in the third quarter of 2021 decreased $2.5 million compared to operating income of $13.9 million in 2020. Higher input costs in both segments, lower value sales mix in Technical Products, and higher distribution costs, which were all impacted by supply chain constraints, as well as operational challenges including costs related to flood damage at our facility in Pennsylvania more than offset the strong sales volume growth. Excluding adjusting items in both years, adjusted operating income of $12.7 million decreased $3.2 million from $15.9 million in the prior year. Refer to the GAAP reconciliation table later in this release for details of adjusting items.

Net interest expense of $5.1 million in the third quarter of 2021 was higher than the $3.6 million in the third quarter of 2020, due to the higher borrowing under the upsized Term Loan B and amortization of the associated deferred financing costs.

The effective income tax rate provision applied to the pre-tax income was 48 percent and 23 percent in the third quarter of 2021 and 2020, respectively. The tax provision was impacted in 2021 by a $1.7 million increase in valuation allowance on certain state tax credits and net operating losses as a result of the closure of the Appleton Mill and the impacts of COVID-19.

The GAAP earnings per diluted common share of $0.19 in 2021 compared to $0.46 in 2020. On an adjusted basis, earnings per share of $0.38 in the 2021 quarter decreased from $0.55 in the prior year period, due to lower operating income resulting primarily from input cost pressures and supply chain constraints that more than offset our sales recovery and the accretive benefits of the Itasa acquisition.

Cash Flow and Balance Sheet Items
Cash provided from operations of $16.9 million in the third quarter of 2021 decreased from $36.8 million in the third quarter of 2020. The decrease resulted from the change in working capital due to the COVID-impacted business activity in 2020, including the significant actions to reduce spending, minimize inventories and cash outflows.

Capital spending of $7.7 million in the third quarter of 2021 increased from $3.8 million in the prior year.

Cash dividends of $8.0 million and $7.9 million, or $0.47 per share, were paid in the third quarter of 2021 and 2020, respectively. In August 2021, our Board of Directors approved an increase in the quarterly dividend on our Common Stock, to $0.475 per share, effective with the December 2021 dividend payment.

Cash and cash equivalents as of September 30, 2021 were $31.7 million, which was down from $36.7 million as of June 30, 2021. Debt as of September 30, 2021 of $441.7 million compared to $443.1 million as of June 30, 2021. Liquidity of $190 million (cash plus availability under our Global Credit Facilities) as of September 30, 2021 was slightly lower compared to $196 million as of June 30, 2021.

Quarterly Segment Results
Technical Products quarterly net sales of $172.7 million in 2021 increased 46 percent from $118.5 million in the prior year. The revenue increase was primarily driven by a rebound in all product categories compared to the impact of the pandemic in the third quarter of 2020, and the acquisition of Itasa. These increases were partly offset by a lower value sales mix in 2021, which included the effects of limited availability of some raw materials from supply chain constraints.

Operating income decreased $3.1 million from the prior year to $10.0 million. Higher input and distribution costs and lower value sales mix, which were all impacted by supply chain constraints, along with operational challenges including costs related to flood damage at the Pennsylvania facility more than offset the strong sales volume, including benefits from the acquisition of Itasa. Excluding adjusting items shown on the reconciliation table, adjusted operating income decreased $2.5 million from $13.3 million to $10.8 million.

Fine Paper and Packaging quarterly net sales of $95.2 million in 2021 increased 32 percent from $72.2 million in the prior year. The increase reflects a continued rebound in all product categories, especially in premium packaging and consumer products. In addition, net selling prices were higher in 2021 due to a higher priced mix and input cost recoveries.

Operating income increased $1.2 million from the prior year period to $6.4 million. Excluding unfavorable adjusting items in 2021 and 2020 of $0.2 million and $0.8 million, respectively, adjusted operating income of $6.6 million in 2021 increased $0.6 million from $6.0 million in the prior year primarily as a result of higher sales and more favorable sales mix, partly offset by higher input and distribution costs resulting from supply chain pressures.

Unallocated Corporate costs in the third quarter of 2021 of $5.0 million increased $0.6 million from the prior year. Excluding unfavorable adjustments in 2021 and 2020 of $0.3 million and $1.0 million, respectively, adjusted unallocated corporate expenses of $4.7 million increased $1.3 million from prior year due to an increase in SG&A spending.

Year-to-Date
Consolidated net sales of $764.2 million for the nine months ended September 30, 2021 increased $178.5 million (30%) from the prior year period. Strong organic volume growth was realized in both segments, coupled with net sales from the Itasa acquisition of $69.2 million and favorable currency effects. The increase was partly offset by lower value sales mix. Excluding the Itasa acquisition, net sales grew 19% from the prior year.

Consolidated operating loss improved by $13.4 million from the prior year period loss of $21.0 million to a loss of $7.6 million for the nine months ended September 30, 2021. Excluding adjusting items noted below, operating income increased $14.6 million to $58.1 million due primarily to higher sales and related manufacturing cost efficiencies. The impact of higher volumes, including the acquisition of Itasa, was partly offset by higher input and distribution costs and lower value sales mix in Technical Products, all of which were impacted by supply chain constraints. In addition, as presented on the GAAP reconciliation table, we recorded $65.7 million of impairment and asset restructuring costs from the Appleton Mill closure, acquisition and integration costs, loss on extinguishment of debt, pension settlement losses, other restructuring and non-routine costs, and incremental costs of responding to COVID-19. Adjusting items of $64.5 million in 2020 included non-cash impairment and asset restructuring costs, loss on extinguishment of debt, costs of responding to COVID-19, other restructuring and non-routine costs and acquisition costs.

The year-to-date net loss improved by $7.7 million to a loss of $18.1 million compared with a loss of $25.8 million in 2020. After excluding 2021 and 2020 after-tax adjustments of $53.3 million and $52.9 million, respectively, the increase in adjusted net income of $8.1 million was due to higher adjusted operating income as both segments rebounded.

The year-to-date loss per diluted common share of $(1.09) in 2021 improved from $(1.55) in 2020. After excluding $3.16 per share of adjustments in 2021 and $3.14 per share of adjustments in 2020 discussed above, year-to-date adjusted earnings per share in 2021 of $2.07 increased from $1.59 in 2020, driven by the sales recovery and the accretive benefits of the acquisition.

Cash provided by operating activities of $40.3 million for the nine months ended September 30, 2021 was $40.1 million lower than $80.4 million in the prior year period. The decrease resulted from the change in working capital due to the COVID-impacted business activity in 2020, including the significant actions to reduce spending, minimize inventories and cash outflows, as well as from higher pension contributions in 2021.

Capital expenditures for the nine months ended September 30, 2021 were $19.0 million compared to $11.8 million in the prior year period, which was influenced by pandemic cost controls. We expect aggregate annual capital expenditures to return to a range of approximately 2 to 4 percent of net sales. We believe that this level of capital spending can be funded from cash provided from operating activities and allows us to maintain the efficiency and cost effectiveness of our assets while also investing in expanded capabilities to successfully pursue strategic initiatives and deliver attractive returns.
Debt as of September 30, 2021 of $441.7 million was $247.3 million higher compared with $194.4 million as of December 31, 2020, due to upsizing our Term Loan B from $200 million to $450 million in April 2021 primarily to fund the Itasa acquisition. Cash and cash equivalents was $31.7 million as of September 30, 2021 compared with cash and cash equivalents of $37.1 million as of December 31, 2020.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	Third Quarter		YTD
($ Millions, except share and per share data)	2021	2020	2021	2020
GAAP Operating Income (Loss)	$11.4	$13.9	$(7.6)	$(21.0)
Impairment and asset restructuring costs	(0.4)	—	37.0	55.3
Acquisition and integration costs	0.6	—	17.8	1.1
Other restructuring and non-routine	0.6	1.4	1.5	4.1
COVID-19 costs	0.5	0.6	1.2	2.1
Loss on debt extinguishment	—	—	7.2	1.9
Pension settlement costs	—	—	1.0	—
Adjusted Operating Income	$12.7	$15.9	$58.1	$43.5

GAAP Net Income (Loss)	$3.3	$7.9	$(18.1)	$(25.8)
Impairment and asset restructuring costs	(0.3)	—	27.7	42.0
Acquisition and integration costs	0.5	—	13.4	0.8
Other restructuring and non-routine	0.4	1.1	1.1	3.1
COVID-19 costs	0.4	0.4	0.9	1.6
Loss on debt extinguishment	—	—	5.4	1.4
Pension settlement costs	—	—	0.8	—
Income tax adjustments	2.2	—	4.0	4.0
Adjusted Net Income	$6.5	$9.4	$35.2	$27.1

GAAP Earnings (Loss) per Diluted Common Share	$0.19	$0.46	$(1.09)	$(1.55)
Impairment and asset restructuring costs	(0.02)	—	1.64	2.50
Acquisition and integration costs	0.03	—	0.79	0.04
Other restructuring and non-routine	0.02	0.06	0.07	0.18
COVID-19 costs	0.03	0.03	0.05	0.10
Loss on debt extinguishment	—	—	0.32	0.08
Pension settlement costs	—	—	0.05	—
Income tax adjustments	0.13	—	0.24	0.24
Adjusted Earnings per Share	$0.38	$0.55	$2.07	$1.59

Diluted Shares (in thousands)	16,867	16,821	16,871	16,810

Conference Call
A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting the Direct Entry link https://conferencingportals.com/event/WFVbrllr. After registering, instructions will be shared on how to join the call. The webcast will be available on Neenah’s website under Presentations & Events.

Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section.

A replay of the call will be available until November 10, 2021 and can be accessed as follows:
Encore Dial In #:                  (800) 770-2030 or (647) 362-9199
Replay Access Code:     56609

About Neenah
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America and Europe, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined under the federal securities laws. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the federal securities laws and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made with the intention of obtaining the benefits of the “safe harbor” provisions for forward-looking statements under the federal securities laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Sales	$267.9	$190.7	$764.2	$585.7
Cost of products sold	229.5	155.5	637.8	475.1
Gross Profit	38.4	35.2	126.4	110.6
Selling, general and administrative expenses	26.1	19.1	77.9	66.5
Impairment and asset restructuring costs	0.4	—	34.8	55.3
Acquisition and integration costs	0.3	—	12.4	1.1
Other restructuring and non-routine costs	0.6	1.4	1.5	4.1
COVID-19 costs	0.5	0.6	1.2	2.1
Loss on debt extinguishment	—	—	7.2	1.9
Pension settlement losses	—	—	1.0	—
Other (income) expense - net	(0.9)	0.2	(2.0)	0.6
Operating Income (Loss)	11.4	13.9	(7.6)	(21.0)
Interest expense - net	5.1	3.6	13.0	9.5
Income (Loss) Before Income Taxes	6.3	10.3	(20.6)	(30.5)
Provision (Benefit) for income taxes	3.0	2.4	(2.5)	(4.7)
Net Income (Loss)	$3.3	$7.9	$(18.1)	$(25.8)

Earnings (Loss) Per Common Share
Basic	$0.19	$0.46	$(1.09)	$(1.55)
Diluted	$0.19	$0.46	$(1.09)	$(1.55)

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,827	16,802	16,831	16,810
Diluted	16,867	16,821	16,831	16,810

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Sales:
Technical Products	$172.7	$118.5	$497.5	$351.4
Fine Paper and Packaging	95.2	72.2	266.7	234.3
Consolidated	$267.9	$190.7	$764.2	$585.7

Operating Income (Loss):
Technical Products	$10.0	$13.1	$0.9	$(17.8)
Fine Paper and Packaging	6.4	5.2	29.0	15.7
Unallocated corporate costs	(5.0)	(4.4)	(37.5)	(18.9)
Consolidated	$11.4	$13.9	$(7.6)	$(21.0)

RECONCILIATION OF SEGMENT OPERATING INCOME (LOSS)
(millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Technical Products
GAAP operating income (loss)	$10.0	$13.1	$0.9	$(17.8)
Impairment and asset restructuring costs	(0.4)	—	37.0	51.6
Acquisition and integration costs	0.6	—	5.7	—
Other restructuring and non-routine	0.4	—	1.0	0.3
COVID-19 costs	0.2	0.2	0.4	0.9
Loss on debt extinguishment	—	—	—	0.1
Adjusted Operating Income	10.8	13.3	45.0	35.1

Fine Paper and Packaging
GAAP operating income	6.4	5.2	29.0	15.7
Asset restructuring costs	—	—	—	3.7
Other restructuring and non-routine	(0.1)	0.4	(0.2)	2.2
COVID-19 costs	0.3	0.4	0.6	1.0
Adjusted Operating Income	6.6	6.0	29.4	22.6

Unallocated Corporate Costs
GAAP Operating Loss	(5.0)	(4.4)	(37.5)	(18.9)
Acquisition and integration costs	—	—	12.1	1.1
Other restructuring and non-routine	0.3	1.0	0.7	1.6
COVID-19 costs	—	—	0.2	0.2
Loss on debt extinguishment	—	—	7.2	1.8
Pension settlement costs	—	—	1.0	—
Adjusted Operating Loss	(4.7)	(3.4)	(16.3)	(14.2)

Consolidated
GAAP operating income (loss)	11.4	13.9	(7.6)	(21.0)
Impairment and asset restructuring costs	(0.4)	—	37.0	55.3
Acquisition and integration costs	0.6	—	17.8	1.1
Other restructuring and non-routine	0.6	1.4	1.5	4.1
COVID-19 costs	0.5	0.6	1.2	2.1
Loss on debt extinguishment	—	—	7.2	1.9
Pension settlement costs	—	—	1.0	—
Adjusted Operating Income	$12.7	$15.9	$58.1	$43.5

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$31.7	$37.1
Accounts receivable - net	150.4	100.2
Inventories	133.8	108.9
Assets held for sale	10.6	—
Prepaid and other current assets	32.4	25.1
Total Current Assets	358.9	271.3
Property, Plant and Equipment - net	295.1	329.4
Finance Lease Right-of-Use Assets	21.3	—
Operating Lease Right-of-Use Assets	18.4	20.2
Deferred Income Taxes	25.1	18.3
Goodwill	202.2	87.4
Intangible Assets - net	159.0	62.6
Other Noncurrent Assets	13.0	17.4
Total Assets	$1,093.0	$806.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$7.1	$4.9
Finance lease liabilities payable within one year	0.8	—
Operating lease liabilities payable within one year	3.3	3.2
Accounts payable	94.8	46.0
Liabilities held for sale	0.6	—
Accrued expenses	72.9	61.9
Total Current Liabilities	179.5	116.0
Long-term Debt	434.6	189.5
Finance lease liabilities, noncurrent	20.8	—
Operating lease liabilities, noncurrent	16.5	18.4
Noncurrent Employee Benefits	70.9	96.8
Deferred Income Taxes	37.4	12.3
Other Noncurrent Obligations	5.9	6.0
Total Liabilities	765.6	439.0
Stockholders’ Equity	327.4	367.6
Total Liabilities and Stockholders’ Equity	$1,093.0	$806.6

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net Loss	$(18.1)	$(25.8)
Depreciation and amortization	31.8	28.2
Stock-based compensation	3.9	3.4
Deferred income tax benefit	(12.9)	(11.3)
Impairment loss	32.4	52.3
Loss on debt extinguishment	7.2	1.9
Loss on foreign currency forward contracts	5.1	—
Pension settlement and other benefit costs	1.3	—
Provision for uncollectible accounts receivable	—	0.7
Loss on asset dispositions	0.4	—
Decrease (increase) in working capital	(3.1)	28.7
Pension and other postretirement benefits	(7.4)	(0.3)
Long-term payroll taxes	—	2.9
Other	(0.3)	(0.3)
Net cash provided by operating activities	40.3	80.4

Investing Activities
Capital expenditures	(19.0)	(11.8)
Acquisition of Itasa	(240.2)	—
Sale (purchase) of marketable securities	3.7	(0.1)
Other	(0.1)	(0.3)
Net cash used in investing activities	(255.6)	(12.2)

Financing Activities
Long-term borrowings	457.5	291.2
Repayments of long-term debt	(209.8)	(294.3)
Debt issuance costs	(9.0)	(5.4)
Cash dividends paid	(23.9)	(23.9)
Shares purchased	(3.6)	(3.8)
Other	(0.5)	—
Net cash provided by (used in) financing activities	210.7	(36.2)

Effect of exchange rates on cash and cash equivalents	(0.8)	0.3
Net increase (decrease) in cash and cash equivalents	(5.4)	32.3
Cash and cash equivalents, beginning of the year	37.1	9.0
Cash and cash equivalents, end of period	$31.7	$41.3